JOINT FILING AGREEMENT


     Pursuant to and in accordance with the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or
Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission(and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and /or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain n full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

     In witness whereof, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

Dated: June 15, 2009          Alex Meruelo Living Trust



                              By_______________________
                                Alex Meruelo,Trustee



Dated: June 15, 2009          __________________________
                              Alex Meruelo



Dated: June 15, 2009          __________________________
                              Luis Armona



Dated: June 15, 2009          Monterey Insurance Company



                             By________________________
                               Alex Meruelo, President


Dated: June 15, 2009          __________________________
                              Armando Delgado


Dated: June 15, 2009          __________________________
                              Joseph Marchica